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                                                                     Exhibit 4.3
                                                                  Cade 1995 10-K
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                    AMENDMENT NO. 2 TO AMENDED AND RESTATED
                    REVOLVING CREDIT AND TERM LOAN AGREEMENT

        THIS AMENDMENT NO. 2 dated as of June 1, 1995, by and between CADE INDUSTRIES, INC., a Wisconsin corporation, of Lansing, Michigan ("Company") and COMERICA BANK, a Michigan banking corporation (successor in interest by reason of merger to Manufacturers Bank, N.A., f/k/a Manufacturers National Bank of Detroit) of Detroit, Michigan ("Bank").

        WITNESSETH:

        WHEREAS, Company and Bank entered into that certain Loan Agreement dated January 30, 1995, as previously amended on March 3, 1995 ("Agreement") pursuant to which Company issued a promissory note dated April 1, 1995, made in the principal amount of $5,000,000 payable to Bank ("Revolving Credit Note") and

        WHEREAS, Company and Bank desire to amend the Agreement and replace the Revolving Credit Note.

        NOW, THEREFORE, the parties agree as follows:

        1. Sections 1.A.1 and 1.A.2 of the Agreement is amended in their entirety to read as follows:

        "1.A.1 Bank agrees to lend to Company at any time and from time to time from the effective date hereof until April 1, 1996 sums not to exceed Five Million Dollars ($5,000,000) in aggregate principal amount at any one time outstanding. The borrowings hereunder shall be evidenced by a Revolving Credit Note (herein called "Revolving Credit Note") in form similar to that annexed hereto as Exhibit "A" under which advances, repayments and readvances may be made, subject to the terms and conditions of this Agreement; provided, however, the Bank shall have no obligation to make any advances with respect to the revolving credit."

        "1.A.2. The principal indebtedness represented by the Revolving Credit Note and all interest thereon shall be payable on or before April 1, 1996. Company agrees to pay interest on the unpaid principal balance of the Revolving Credit Note from time to time outstanding at a per annum rate equal to Bank's Prime Rate (as defined below). Upon the occurrence of any event of default hereunder and maturity of the Revolving Credit Note (whether at stated maturity or by acceleration), interest shall accrue on the unpaid principal balance at the per annum rate of three percent (3%) above Bank's Prime Rate. Interest shall be payable quarterly commencing on the first day of each July, October, January and April thereafter. Interest shall be computed on a daily basis using a year of 360 days and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Prime Rate on the date of such change in the Prime Rate. "Prime Rate" shall mean the rate of interest established by Bank as its prime rate for its borrowers as the same may be changed from time to time, which may not necessarily be Bank's lowest rate for loans."

        2. Exhibit "A" is replaced by the form of Exhibit "A" annexed hereto.

        3. Company shall be responsible for all costs and expenses incurred by Bank, including, without limitation, reasonable attorneys' fees, with regard to the preparation and execution of this Amendment.

        4. The execution of this Amendment shall not be deemed to be a waiver of any event of default, or any condition or event which, with the giving of notice, the running of time, or both, would constitute an event of default, under the Loan Agreement.

        5. Company hereby represents and warrants that, after giving effect to the amendments contained herein, (a) execution, delivery and performance of this Amendment, and any other documents and instruments required under this Amendment or Loan Agreement, are within Company's corporate powers have been duly authorized, are not in contravention of law or the terms of Company's Articles of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency or authority; and this Amendment and any other documents and instruments required under this Amendment or the Loan Agreement, will be valid and binding in accordance with their terms; (b) the continuing representations and warranties of Company set forth in Sections
3.1 through 3.6 and in Sections 3.8 through 3.15 of the Loan Agreement are true and correct on and as of the date hereof with the same force and effect as if made on and as of the date hereof (c) the representations and warranties of Company set forth in Section 3.7 of the Loan Agreement are true and correct as of the date hereof with respect to the most recent
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financial statement furnished to Bank by Company in accordance with the terms of the Loan Agreement; and (d) no event of default, or any condition or event which, with the giving of notice or the running of time, or both, would constitute an event of default, has incurred and is continuing or exists under the Loan Agreement as of the date hereof.

        6. Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Loan Agreement.

        7. Company waives, discharges, and forever releases Bank, Bank's employees, officers, directors, attorneys, stockholders, and their respective successors and assigns, from and of any and all claims, causes of action, allegations or assertions that Company has or may have had at any time up through and including the date of this Amendment, against any or all of the foregoing, regardless of whether any such claims, causes of action, allegations or assertions are known to Company or whether any such claims, causes of action, allegations or assertions arose as a result of Bank's actions or omissions in connection with the Loan Agreement, or any amendments, extensions or modification thereto, or in any way relating to the transaction contemplated thereby, or Bank's administration of the debt evidenced by the Loan Agreement, or otherwise.

        8.      This Amendment shall be effective as of the date hereof.

        9. Except as modified hereby, all of the terms and conditions of the Loan Agreement shall remain in full force and effect, and all of Company's liabilities and obligations thereunder are hereby ratified, confirmed and restated.

        IN WITNESS WHEREOF the parties execute this Agreement as of the date set forth above.


COMERICA BANK                                    CADE INDUSTRIES, INC.


By: /s/ Lori M. Fisher                           By:   /s/ Edward B. Stephens
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Its:  V.P.                                       Its:  Vice President
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